Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Terminates Negotiations for Senior Credit Facility

Houston—February 25, 2010—BPZ Resources, Inc. (NYSE:BPZ) announced today that its subsidiary, BPZ Exploración & Producción S.R.L, has elected to terminate negotiations on the previously announced $55 million reserve based credit facility being arranged by Natixis.  This does not affect the previously closed and funded $15 million International Finance Corporation (IFC) facility.  BPZ will evaluate its future secured credit requirements and consider all alternatives.

Ed Caminos, Chief Financial Officer commented, “The recent completion of the Convertible Senior Notes Offering, with the option of repaying all or part of the principal in cash, indicates confidence from our investors in BPZ’s underlying asset base and core business strategy.  Proceeds from the Convertible Notes Offering should allow us to undertake our 2010 capital expenditures program, including drilling and continued development of Corvina and Albacora.”  Mr. Caminos concluded, “Once Corvina and Albacora reserves and production have been firmly established with a more solid base, we anticipate that future financing options such as a reserves based credit facility will become more accessible and with more acceptable terms.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful  installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.